As filed with the Securities and Exchange Commission on September 12, 2006
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                PowerRaise, Inc.
             (Exact name of Registrant as specified in its charter)

            Nevada                              7310                     98-0454140
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)          Classification Code)        Identification No.)

                               1687 West Broadway
                                    Suite 303
                          Vancouver, BC, Canada V6J 1X2
                              Phone: (604) 736-6767
   (Address and telephone number of Registrant's principal executive offices)

                              Nevada Holdings Inc.
                           1117 Desert Lane Las Vegas
                                    NV 89102
                                Tel: 702-732-7570
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all Correspondence to:

                                David Lubin, Esq.
                         David Lubin & Associates, PLLC
                             26 E. Hawthorne Avenue
                             Valley Stream, NY 11580
                               Tel: (516) 887-8200
                          Facsimile No.: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

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====================================================================================================
Title of Class of                         Proposed Maximum     Proposed Maximum
 Securities to be        Amount to be      Aggregate Price    Aggregate Offering        Amount of
    Registered            Registered          Per Share              Price          Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock, $.001
per share (2)              581,000             $0.25 (1)          $145,250.00            $15.54
----------------------------------------------------------------------------------------------------
Total                      581,000                                $145,250.00            $15.54
====================================================================================================

(1) There is no current market for the securities and the price at which the shares held by the selling stockholders will be sold is unknown. Although the registrant's common stock has a par value of $ 0.001 the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the common stock, in good faith and for purposes of the registration fee, based on $0.25 per share. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2) Represents common shares currently outstanding to be sold by the selling stockholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2006

                                POWERRAISE, INC.

                                  COMMON SHARES

We are a development stage company focused on marketing an internet commerce platform to enable schools to raise funds by collecting commissions from online shopping by the parents. This prospectus relates to the 581,000 shares of common stock currently outstanding which are held by persons who are stockholders of PowerRaise, Inc.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. As of September 11, 2006, we have 5,581,000 common shares issued and outstanding. Our common stock is not traded on any exchange or in the over-the-counter market. After the date of this prospectus, we expect to have an application filed with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling stockholders will be offering our common shares at a price of $0.25 per common share.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is ________, 2006.

                                TABLE OF CONTENTS

                                                                           Page
                                                                          Number
                                                                          ------

PROSPECTUS SUMMARY                                                           3

RISK FACTORS                                                                 4

RISK RELATING TO OUR COMPANY                                                 4

RISK RELATING TO OUR COMMON SHARES                                          11

CAPITALIZATION                                                              13

FORWARD LOOKING STATEMENTS                                                  13

THE OFFERING                                                                13

USE OF PROCEEDS                                                             14

DETERMINATION OF OFFERING PRICE                                             14

DESCRIPTION OF BUSINESS                                                     14

DESCRIPTION OF PROPERTY                                                     18

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                   18

LEGAL PROCEEDINGS                                                           22

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                22

EXECUTIVE COMPENSATION                                                      23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT              24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                              25

PLAN OF DISTRIBUTION                                                        27

DIVIDEND POLICY                                                             30

SHARE CAPITAL                                                               30

LEGAL MATTERS                                                               31

EXPERTS                                                                     31

INTEREST OF NAMED EXPERTS AND COUNSEL                                       32

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                              32

WHERE YOU CAN FIND MORE INFORMATION                                         32

FINANCIAL STATEMENTS                                                       F-1

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

As used in this prospectus, references to "PowerRaise", the "Company," "we," "our" or "us" refer to PowerRaise, Inc., unless the context otherwise indicates.

CORPORATE BACKGROUND

PowerRaise, Inc. was incorporated on March 11, 2005 under the laws of the State of Nevada. We have not generated any revenue to date and are a development stage company. We currently have no employees other than our two officers who also serve on our board. We are focused on becoming involved in the business of developing and marketing an internet commerce platform to enable schools to raise funds by collecting commissions from online shopping by the parents.

Our offices are currently located at 1687 West Broadway, Suite 303, Vancouver, British Columbia, Canada, V6J 1X2. Our telephone number is (604) 736-6767. Our website address is http://www.poweraise.com

                                  THE OFFERING

Securities offered            581,000 common shares

Offering price                $0.25 or in negotiated transactions

Shares outstanding prior
to offering                   5,581,000

Shares outstanding after
offering                      5,581,000

Market for the
common shares                 There is no public market for our common shares.
                              We intend to have a market maker file an application on our behalf with the NASD to have our common stock quoted on the OTC Bulletin Board after the date of this prospectus. There is no assurance that a trading market will develop, or, if developed, that it will be sustained.
                              Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds               We will not receive any proceeds from the sale of
                              shares by the selling stockholders.

                          SUMMARY FINANCIAL INFORMATION

                                                                 For The Period
                                                                 March 11, 2005
                                                                 (Inception) To
                                                                 June 30, 2006
                                                                 -------------
Statement of Operations Data:
  Revenues                                                        $       0
  Net Loss                                                        $(123,949)
  Net Loss Per Common Share - Basic and Diluted                   $  (0.001)
  Weighted Average Common Shares Outstanding -
   Basic and Diluted

                                                                 June 30, 2006
                                                                 -------------
Balance Sheet Data:
  Working Capital Deficiency                                      $  30,084
  Total Assets                                                    $  30,570
  Stockholders' Deficiency                                        $  26,301


                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

                      RISK FACTORS RELATING TO OUR COMPANY

1. We are a development stage company and may never be able to effectuate our business plan.

We were established in March, 2005. Although we have a web site and an agreement with LinkShare Corporation, a Delaware corporation, to provide access to brand name merchants through our website, we may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2. We expect losses in the future because we have no revenue.

As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and the marketing of our services. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3. If our business plans are not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this registration statement, at June 30, 2006 we had a working capital deficiency of approximately $30,084 and a stockholder's deficiency of approximately $26,301. In addition, we had a net loss of approximately $123,949 for the period March 11, 2005 (inception) to June 30, 2006.

Notwithstanding that two shareholders of ours lend us an aggregate of $35,000 at the end of August 2006, these factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period March 11, 2005 (inception) to June 30, 2006. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business plans may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

4. We have not generated any revenue from our business and we may need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we may need to raise additional funds for the future development of our business and to respond to unanticipated requirements or expenses. Although we currently have $51,000 of working capital, and only anticipate incurring $51,000 within the next 12 months, it is possible that we will need to raise further financing if we do not generate any revenues within the next 12 months. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

5. Since our officers work or consult for other companies, their activities could slow down our operations.

Our officers who also serve as our directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. It is expected that each of our officers will devote between five and thirty hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required.

We do not have any employment agreements or maintain key person life insurance policies on our officers. If our officers do not devote sufficient time towards our business, we may never be able to effectuate our business plan.

6. Our two officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our shareholders.

Our two officers and directors, in the aggregate, beneficially own approximately or have the right to vote 89.6% of our outstanding common stock. As a result, these two stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

     *    election of our board of directors;
     *    removal of any of our directors;
     *    amendment of our Articles of Incorporation or bylaws; and
     * adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

7. Because we have two directors, deadlocks may occur in our board's decision-making process, which may delay or prevent critical decisions from being made.

Since we currently only have an even number of directors, deadlocks may occur when such directors disagree on a particular decision or course of action. Our Articles and by-laws do not contain any mechanisms for resolving any potential deadlocks. While our directors are under a duty to act in the best interest of our company, any deadlocks may impede the further development of our business in that such deadlocks may delay or prevent critical decisions regarding our development.

8. The internet commerce market is subject to rapid technological change and we need to depend on new product introduction in order to maintain and grow our business.

Commerce over the internet is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products and services, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, and sell new and enhanced services that provide increasingly higher levels of performance and reliability at lower cost. These new and enhanced products and services must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing, and selling such products and services will depend on a variety of factors, including:

     *    the identification of market demand for new products and services;
     *    the scalability of our deployed Internet commerce platforms;
     *    product and feature selection;
     *    timely implementation of product and service offering
     *    service performance;
     *    cost-effectiveness of service; and
     *    success of promotional efforts.

Additionally, we may also be required to collaborate with third parties to deploy services and may not be able to do so on a timely and cost-effective basis, if at all. It is anticipated that we will experience delays in the deployment of our services and such delays will likely occur in the future. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced services in a timely manner, if such new or enhanced services do not achieve sufficient market acceptance, or if such new services introductions decrease demand for existing services, our operating results would decline and our business would not grow.

9. Our merchant partners have the right to terminate their agreements with us on short notice. If we lose a number of our major merchants our business may fail.

We anticipate generating revenue from commissions received as a result of parents and supporters of schools purchasing the products of our merchant partners. If we lose some of our large merchants we will not be able to attract enough traffic to our Web site and thus not be able to generate enough revenue for our survival.

10. We are a small company with limited resources compared to some of our current and potential competitors and we may not be able to compete effectively and increase market share. Also, intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue and prevent us from achieving profitability.

Most of our current and potential competitors have longer operating histories, significantly greater resources and name recognition and a larger base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive commissions policies and devote greater resources to the development, promotion and sale of their products than we can. Our competitors may also offer bundled service arrangements offering a more complete product despite the technical merits or advantages of our products. These competitors include large and established companies, such as Schoolpop (http://www.schoolpop.com) and DonationTree (http://www.donationtree.com/) and smaller companies, such Chinaberry (http://www.chinaberry.com). Competition could decrease our prices, reduce our sales, lower our gross profits and/or decrease our market share.

Some of the larger companies may be able to bundle services and products that we do not offer together with commissions from online shopping. These services could include private labeled credit cards, and discounted school supplies. This form of bundling would put us at a competitive disadvantage if these providers can combine a variety of services offerings at a single offering. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We may not have sufficient resources to make these investments or to make the technological advances necessary to be competitive, which in turn will cause our business to suffer and restrict our profitability potential.

11. Our success depends on our arrangements with third parties in our distribution channels.

Our future revenue growth will depend in large part on sales of the PowerRaise website through commissioned agents and other distribution relationships. We intend to market our services direct to schools and through agents, and will be focusing efforts on our distribution channels. We may not be successful in developing distribution relationships. Entities that distribute our services may compete with us. In addition, agents may not dedicate sufficient resources or give sufficient priority to selling our services. Our failure to develop distribution channels, the loss of a distribution relationship or a decline in the efforts of a material agent or distributor could prevent us from generating sufficient revenues to become profitable.

12. We rely on an outside hosting company where our internet server and software are located. Any delay, interruption or financial difficulties by these vendors would result in delayed or reduced rate of service to our customers and may harm our business.

In order to obtain fast and reliable access to our PowerRaise website we need to locate our server/computer at a commercial internet hosting company. Those companies have a high speed connection to the Internet not economically available to us. We do not have any control over the operations of this company, and as result any delay, interruption or financial difficulties by this company would result in delayed or reduced rate of service to our customers and may harm our business.

13. We rely on subcontractors for the programming and maintenance of critical elements of our software, including integrating the billing process and the basic maintenance and backup of our servers. If one of these subcontractors no longer provides service to us or there is a delay in their services, our business may be harmed.

We rely on subcontractors for the maintenance and ongoing upgrades of the PowerRaise website. While we perform most of the server maintenance internally, we rely on subcontractors for tasks such as firewall protection, application of security patches and regular backup of our servers' data.

We do have prepaid twelve months contracts with these subcontractors but there is no assurance that they will continue to reliably deliver the above services. Should a subcontractor cease to provide their services to us, our operations will be terminated until such time as we can locate and retain a replacement subcontractor. During such time our business will suffer.

14. We may have difficulty identifying the source of the problem when there is a problem in a network.

Our service must successfully integrate with products from other vendors, such as gateways to our vendors. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our service or another vendor's products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses.

15. If we do not develop and maintain successful partnerships for PowerRaise website, we may not be able to successfully market our services.

We will likely need to enter into partnerships to augment our capabilities and to assist us in marketing complete solutions to our targeted customers. We may not be able to develop such partnerships in the course of our product development due to our products not being compatible or our competitors developing such partnerships before we are able to. Even if we do establish the necessary partnerships, we may not be able to adequately capitalize on these partnerships to aid in the success of our business as a result of any potential conflicts, differing strategies or other difficulties with such partners. In addition, such partnerships may require minimum financial commitments on our parts that we may not be able to meet.

16. Future legislation or regulation of the internet and/or internet commerce services could restrict our business, prevent us from offering service or increase our cost of doing business.

At present there are few laws, regulations or rulings that specifically address access to or commerce on the internet. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the internet may have on our business, financial condition, and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing taxes related to internet commerce, imposing tariffs or regulations based on encryption concerns or the characteristics and quality of products and services. Any such regulation could restrict our business or increase our cost of doing business. In addition, large, established merchandise companies may devote substantial resources to provide their own fundraising facilities on their internet sites which may render our services obsolete.

17. We may lose customers if we experience system failures that significantly disrupt the availability and quality of the services that we provide.

The operation of our service will depend on our ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, any significant interruption in service could result in lost commissions or other loss to our customers. Although we will attempt to disclaim liability in our service agreements, a court might not enforce a limitation on liability, which could expose us to financial loss. In addition, we may provide our customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments as a result of service interruptions, we may be obligated to provide compensation to our customers, which could negatively affect our revenues.

Consumer access to our websites will directly affect our ability to sign new schools and thus affects our service revenues. We will experience occasional system interruptions that make our websites unavailable or prevent us from efficiently fulfilling orders or providing services to consumers, which may reduce our service revenues and the attractiveness of our services. If we are unable to continually add additional software and hardware and upgrade our systems and network infrastructure in an effective manner, it could cause service interruption and adversely affect our ability to deliver the service.

The failure of any equipment or facility on our network, or those of our partners, could result in the interruption of customer service until necessary repairs are made or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications.

18. Our success will depend on our ability to handle a large number of simultaneous shoppers, which our server may not be able to accommodate.

We expect the volume of simultaneous visit to increase as the customer base grows. Our network hardware and software may not be able to accommodate this additional volume. If we fail to maintain an appropriate level of operating performance, or if our service is disrupted, our reputation would be harmed and we could lose customers.

19. Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide our services.

While we do not know of any technologies that are patented by others that we believe are necessary for us to provide our services, certain necessary technology may in fact be patented by other parties either now or in the future. If such technology were held under patent by another person, we would have to negotiate a license for the use of that certain technology. We may not be able to negotiate such a license at a price that is acceptable. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using such technology and offering products and services incorporating such technology.

20. If we discover product defects, we may have product-related liabilities which may cause us to lose revenues or delay market acceptance of our products.

Services as complex as those we will offer frequently contain errors, defects, and functional limitations when first introduced or as new versions are released. We have in the past experienced such errors, defects or functional limitations. We will sell services into markets that are extremely demanding of robust, reliable, fully functional services. Therefore, delivery of services with defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such services, which could damage our credibility with our customers and adversely affect our ability to retain our existing customers and to attract new customers. Moreover, such errors, defects or functional limitations could cause problems, interruptions, delays or a cessation of sales to our customers. Alleviating such problems may require significant expenditures of capital and resources by us. Despite our testing, our suppliers or our customers may find errors, defects or functional limitations in new products and services after commencement of commercial production. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from other development efforts, claims by our customers or others against us, or the loss of credibility with prospective customers.

21. Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of either Canada or Israel, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce any judgments within the United States obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

                       RISKS RELATING TO OUR COMMON SHARES

22. We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

23. Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     * that a broker or dealer approve a person's account for transactions in penny stocks; and
     * the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     * obtain financial information and investment experience objectives of the person; and
     * make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     * sets forth the basis on which the broker or dealer made the suitability determination; and
     * that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

24. There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to apply for admission to quotation of our securities on the NASD OTC Bulletin Board after this prospectus is declared effective by the SEC. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

25. State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

26. Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

                                 CAPITALIZATION

                                             December 31, 2005     June 30, 2006
                                                   Actual             Actual
                                                 ----------          ----------
                                                  (audited)         (unaudited)

Long-term debt                                   $    7,631          $    7,631

Stockholders' equity:
  Common Stock, $.001 par value, 100,000,000
   shares authorized                              5,526,000           5,581,000
  Additional paid-in capital                     $  130,924          $  144,669
  Deficit accumulated during the
   development stage                             $  (99,002)         $ (123,949)

Total stockholders equity                        $   37,448          $   26,301

Total Capitalization                             $   47,448          $   33,932

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                  THE OFFERING

This prospectus relates to the resale by certain selling stockholders of the Company of up to 581,000 shares of our common stock. Such shares were offered and sold by us to the selling stockholders in a private placement made between April 2005 through May 2006 to selling stockholders who are non-U.S. persons in offshore transactions pursuant to the exemption from the registration under the Securities Act provided by Regulation S of the Securities Act. The selling stockholders may offer to sell the common shares being offered in this prospectus at fixed prices or at negotiated prices. We will not receive any proceeds from the resale of common shares by the selling stockholders.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

The selling shareholders may sell their shares of our common stock at a fixed price of $0.25 per share or at privately negotiated prices. The offering price of $0.25 per share is based on the price at which the selling shareholders purchased the shares from us. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

We are in the business of marketing an internet commerce platform to enable schools to raise funds by collecting commissions from online shopping by the parents and students. We were incorporated in the State of Nevada on March 11, 2005. The address of our principal executive office 1687 West Broadway, Suite 303,Vancouver, BC, V6J 1X2.

From our incorporation until May, 2006 we raised an aggregate of $145,250 from 41 investors in a private placement. These funds were used by us primarily to develop our website. It is through this website and our agreement with LinkShare Corporation that we can now offer schools the opportunity to offer its students and their parents the ability to purchase products from a variety of merchants. Purchases made will generate commissions to the schools as long as the students and parents use our website.

OUR CURRENT BUSINESS

We intend to offer our PowerRaise website to schools in North America which will enable schools to raise additional funds by earning commissions generated from purchases made by parents and students of the schools from merchants advertising on the PowerRaise website. We are able to earn such commissions through our membership in the LinkShare Network operated by the LinkShare Corporation, as further described below.

Pursuant to the Affiliate Membership Agreement, dated May 2005, between us and LinkShare Corporation, we are a member of the LinkShare Network which is operated by the LinkShare Corporation. As a member of the LinkShare Network we are able to provide advertising links on our PowerRaise website to participating online merchants, which are websites through which products or services are sold. According to information provided to us by LinkShare, there are thousands of online merchants that participate in the LinkShare Network, providing goods in all major categories of consumer goods. If a visitor of our PowerRaise website clicks on one of the links to the online merchants, that visitor will be directed to the merchant's site. We earn commissions on all sales made by a participating online merchant to a person who has accessed the online merchant through a link on our PowerRaise website. A percentage of the commission earned varies from merchant to merchant, but ranges from 2% to 25%. A portion of the commission we earn will be contributed to the schools that have signed up on our PowerRaise website.

We need to introduce our website to as many of these schools as we can. We intend to send mailings to these schools containing the necessary materials to be distributed to the parents in these schools. Once a parent goes to our website, they will see all the merchants and products which are available. The parent would need to create an account with us and choose up to four schools which they would like to support. Clicking on a banner or advertisement on our site will automatically re-direct the consumer to the selected merchant's site. The parent or student can then make purchases directly from the merchant. We are not a vendor, supplier or provider of any of the goods or services accessible through the PowerRaise website. With every purchase made on the merchant's site, a commission is generated for our benefit. The commission is generated as a result of this referral. We will then submit the appropriate portion of this commission to the school. The amount of the commission which we generate is decided between LinkShare and the merchants. We expect to generate a commission to the schools ranging between 2% to 25% of the purchases made by the parents and students.

According to information provided to us by LinkShare, LinkShare is a leading provider of technology solutions to track, manage, and analyze the performance of sales, marketing, and business development initiatives. LinkShare has agreements with over 10,000 active merchants. LinkShare merchants include Fortune 500 and prominent companies doing business online, such as J.C. Penney, 1-800-Flowers.com, American Express, Avon Products and Dell Computer Corporation.

INDUSTRY BACKGROUND

Internet-based transactions between shoppers and merchants have grown rapidly in recent years. This growth is the result of penetration of broadband technologies and increased Internet usage; and the emergence of compelling commerce opportunities and a growing awareness among shoppers of the convenience and other benefits of online shopping.

Industry estimates:

Growing Internet Population and Internet Penetration Levels.

Based on a research report prepared by Morgan Stanley:

     * We believe that the Internet is still in the early stages of becoming a central communications, information, commerce, and entertainment medium. We estimate there are 800+ million Internet users worldwide using the Internet an estimated average of 30-45 minutes per day.
     * We expect the number of Internet users to grow at 10-15% annually for the next several years, with stronger growth in non-US markets.

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
     * And we believe that usage growth (in part because of ongoing broadband adoption) should continue to be higher (perhaps 20-30%), thus, demonstrating compelling underlying growth trends.
     * Given this relatively robust underlying growth, we continue to believe that the leading Internet companies should, over time, be able to generate strong double-digit top-line growth, and as the financial models scale towards higher long-term margins, should be able to generate even stronger earnings growth -- AKA leverage.

Source: Mary Meeker,Brian Pitz, and Brian Fitzgerald, "Internet Trends,"a Morgan Stanley Research Report, http://www.morganstanley.com/institutional/techresearch /pdfs/internet_themes082004.pdf.

GROWTH OF ELECTRONIC COMMERCE

Forrester Research believes that electronic commerce activity in the United States, fueled by a steady stream of new online shoppers and new product category sales, will grow at a compounded annual growth rate of 19% over the next five years to nearly $230 billion in 2008 (representing 10% of total retail sales in the United States). Source: Forrester Research , (C) 2003, Forrester Research, Inc.
http://www.forrester.com/ER/Research/Brief/Excerpt/0,1317,17217,00.html

ONLINE ADVERTISING CONTINUES RAPID GROWTH

Online advertising has been growing steadily since early 2003 and is on track to surpass the $10 billion annual spending level for the first time in history. Research firm eMarketer predicts that more than $12 billion will be spent this year, double 2004 levels. By 2009, that's expected to reach $22 billion.

SOURCE: Keith Regan, "Online Advertising Continues Rapid Growth," E-Commerce Times, September 27, 2005, http://www.ecommercetimes.com/story/46381.html.

Given the preceding global Internet user and online commerce trends, we believe there is a significant, long-term opportunity to capture market share of online transactions, and becoming a one-stop shop for schools and other nonprofits to enroll in year-round revenue programs consistent with school and family learning objectives.

COMPETITIVE FACTORS

Our primary competition comes primarily from several industry participants:

Incumbent Fundraiser players: These include companies such as SchoolPop (http://www.schoolpop.com/); DonationTree (http://www.donationtree.com/); and Chinaberry. (http://www.chinaberry.com/). These companies currently dominate the online fundraising market and we expect them to remain the dominant force for the time being. These companies offer schools a program to raise funds which is similar to our program.

Alternate Fundraiser players: Other potential competitors are major online mall and search engine companies, which can use their existing user traffic to provide them with a fundraising program. For example, Shop.com has begun to offer a program to consumers to enable them to donate a portion of their purchases to non-profit organizations.

We seek to differentiate ourselves by providing shoppers on our website with faster and more user friendly search tools; while most competitors will advertise only brand's banners on their website. We are providing a smart search engine that searches for products from different merchants and compares not only the prices, but the donation rates as well.

It should be noted that we are one of the smaller companies entering this market and are substantially smaller than any of the competing companies mentioned above.

MARKETING

Our marketing efforts will be directed toward executing our strategy of building a network of partnerships with schools and their parents and supporters (end-users) so they use our website for their internet shopping. We will emphasize how our services can add value and increase funds for the school with minimal efforts and capital on their end. We hope this strategy will generate revenues and establish our brand. Our marketing efforts are currently in the preliminary planning stages.

We also hope to eventually utilize a variety of marketing tools. These may include:

Internet Marketing such as news forums, web seminars, search engine promotion, email campaigns, web advertising, e-newsletters, online public relations and press releases.

Advertising in key publications targeting schools, principals, parents and vertical markets' publications.

Traditional Marketing Collateral: such as brochures, product descriptions, power point and other forms of presentations

White Papers: PowerRaise intends to produce white papers about the market in general, about the company's website and the advantage of the hosted solution. Different white papers will be targeted to different audiences (principals, parents, school's supporters, different market segments).

Coverage in the media: We will endeavor to get media coverage by associating with projects that positively affects people lives. This may include donating part of our revenue to select charitable organizations, or sponsoring other charitable endeavors which provide exposure to potential customers.

Branding: While it is difficult for a startup company to establish a consumer brand name, we realize the critical importance of making "POWERED BY POWERRAISE" a symbol of quality in the marketplace. We will insure wherever possible that this critical "branding experience" will appear on all of our services and web pages.

Direct marketing: Distribution of advertisement by mail or through newspaper can be effective in creating awareness of our service.

Community events: Being involved in community events is a low-cost mean of getting visibility. For example, communities and organizations are always seeking prizes for raffles they use to raise funding.

Referral Agreements: We seek to build referral arrangements with entities that can promote our service to large numbers of potential advertisers. Our referral partner agreements are based on a revenue sharing.

We do not currently have any specific arrangements for any of the foregoing.

RESEARCH AND DEVELOPMENT

From our inception on March 11, 2005 to June 30, 2006, we incurred approximately $49,388 in order to develop our website. We did not spend any specific funds on research and development activities during the period ended June 30, 2006, other than expenses that were generally incurred in the development of our business. We expect that our annual research and development expenses will increase as we complete work on other services that are currently in development.

EMPLOYEES

We have no full time employees at this time. All functions including development, strategy, negotiations and clerical are currently being provided by our officers on a voluntary basis.

                             DESCRIPTION OF PROPERTY

We currently maintain our corporate offices at 1687 West Broadway, Vancouver, British Columbia, V6J 1X2 in space provided to us from American Investments Ltd. We currently are paying $550 per month for this space on a month-to-month basis. We believe that this space will be sufficient until we start generating revenues and need to hire employees.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors".

From the date of our incorporation on March 11, 2005 to now, we have been a startup company that has not generated any revenues and has no customers. We anticipate that we may generate revenue from operations by mid-2007. In the next twelve months our primary objective will be to develop a comprehensive marketing plan for the PowerRaise website; our CEO, Ruth Navon, with her experience in sales and marketing and with the assistant of a third party marketing consulting firm will be building sales agent teams that will hopefully drive both direct and indirect sales. Eventually, sales agents will be managed by regional sale managers. All sale managers and sale agents will be commission-based independent contractors.

With the filing of this registration statement we are taking the initial steps in "going public" and accessing the public markets. We are doing this both from an investor relations standpoint, so that our shareholders may have some liquidity in their investment in the event that a public market develops for our securities; and from a desire to make our company more readily able to attract future financing. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We intend to begin to contact potential market makers following the effectiveness of this registration statement. However, we cannot provide our investors with any assurance that this registration statement will be approved or that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. As noted herein, we will require further financing to fund the expansion of our business and by being a public company we will be a more attractive investment for a wider range of potential investors.

We believe that the primary source of revenue for our business model will be the commissions generated by parents shopping via our PowerRaise website. Our commissioned sales agents will contact schools in order to introduce them to the PowerRaise concept. The schools, in turn, will encourage the parents to shop via the PowerRaise website and generate commissions for the benefit of the schools. Our revenue will be a percentage of those commissions.

In our management's opinion, we need to achieve the following events or milestones in the next twelve months:

Complete the development of our PowerRaise website; and

Market our PowerRaise website to schools and establish customer and partner relationships in as many marketplaces in North America as we can.

In order to reach these milestones we will do the following:

     1. The most important goal is to complete the development of the PowerRaise website by the end of 2006. We anticipate that the PowerRaise website development costs will be approximately $10,000 and will consist primarily of payments for programming and software development services. We anticipate that our PowerRaise website will be fully operational by the end of 2006.

     2. We plan to undertake an advertising and marketing campaign once the development of our PowerRaise website is complete. We anticipate that initial marketing expenses for the first year will be approximately $10,000. This campaign will be designed by our CEO, Ruth Navon and a third party marketing consulting firm. We anticipate that this will minimize start-up expenses and optimize results in the ever-changing world of Internet marketing.

We anticipate we will receive our first revenues in mid-2007.

We thus anticipate that we will be spending approximately $51,000 over the next twelve-month period in pursuing this plan of operations. Our cash position as of June 30, 2005 was $30,570. In August 2006, we prepaid approximately $10,000 in legal fees. In Sep 6, 2006, we obtained two shareholders loan in the aggregate amount of $35,000 and our cash position as of that date was approximately $51,000. These 2 loans are due on September 1, 2007 and accrue interest at the rate of 24% per annum. The company has the option to terminate the loan at any time after December 31, 2006.

It is very likely that we will require additional financing such as a private placement or loan from directors in order to pursue this business plan. Our directors and officers have agreed to contribute up to $50,000 in funds for additional financing before we seek additional required funds through a private placement.

In the event that we are not successful in raising additional financing or that we raise only nominal financing, we anticipate that we will not be able to proceed with our business plan for the development and marketing of the PowerRaise Website, and our business will likely fail. In such an event, our board of directors would most likely dissolve the business, unless an alternative means of supporting our business plan emerges, or another business opportunity presented itself. One alternative that may be considered by our board in such a circumstance would be a partnership with another more financially stable company interested in the PowerRaise Website. Due to our lack of operating history and present inability to generate revenues, there currently exists substantial doubt about our ability to continue as a going concern.

We anticipate incurring continuing operating losses for the foreseeable future. We base this expectation, in part, on the fact that we will incur substantial operating expenses in completing the development of our PowerRaise website and do not anticipate earning any revenues until sometime next year. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

     * our ability to stay current with our PowerRaise website in order to successfully compete with established competitors;
     * our ability to successfully market our PowerRaise website to potential customers;
     *    our ability to attract and retain skilled personnel once required.

Furthermore, in our management's opinion, we will incur the following expenses to fund our plan of operation for the next twelve months:

     * Legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. We estimate that our legal and organizational fees for the next twelve months will be approximately $18,000 of which we prepaid $10,000 leaving approximately $8,000;
     *    Accounting fees and expenses of approximately $2,000;
     * Development cost to complete our PowerRaise website of approximately $10,000;
     *    Marketing expenses of approximately $10,000;
     * Ongoing operating expenses consist primarily of office rent and communication cost of approximately $9,600;
     *    Interest on shareholder loans $8,400
     *    Working capital for the next twelve months will be approximately
          $3,000.

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
PURCHASE OR SALE OF EQUIPMENT

We do not expect to purchase or sell any plant or significant equipment. We will lease server space needed for hosting our website.

LIQUIDITY AND CAPITAL RESOURCES

Our cash position as of June 30, 2005 was $30,570. On Sep 6, 2006, we obtained two shareholders loans, one in the amount of $30,000 and one in the amount of $5,000. Our cash position as of Sep 6, 2006, was approximately $51,000.

In the opinion of our management, funds currently available will probably satisfy our working capital requirements up to September 2007. We estimate that our expenses for the next for the twelve months will include: legal and organizational expenses of approximately $18,000 of which we prepaid $10,000, leaving approximately $8,000; $10,000 for website development; $10,000 for advertising; and $9,600 for rent. In September 2007 we will owe approximately $8,400 in interest on the two shareholder loans. Our directors and officers have agreed to contribute, prior to seeking financing by private placement, up to $50,000 as loans without interest when the Company requires additional funding. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected.

Estimate funding required during the twelve month period ending September 31,
2007

     Cash position on Sep 6, 2006           $ 51,000

     Website Development                    $(10,000)
     Marketing and Sales                    $(10,000)
     Legal and organizational *             $ (8,000)
     Accounting fees and expenses           $ (2,000)
     Rent and office                        $ (9,600)
     Working Capital                        $ (3,000)
     Interest on shareholder loans          $ (8,400)

----------
* Expenses of approximately $18,000 of which we prepaid $10,000 leaving approximately $8,000.

PERSONNEL

Ms. Ruth Navon, our President, Director and CEO, and Mr. Shlomo Friedman, Director, are currently each working about 20 to 30 hours per week to meet our needs. As demand requires, Ms. Ruth Navon and Mr. Shlomo Friedman will devote additional time. We currently have no other employees.

GOING CONCERN CONSIDERATION

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

                                LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

     Name                Age                Positions and Offices Held
     ----                ---                --------------------------
Ruth Navon               44        Director, President, Chief Executive Officer,
                                   Secretary and Treasurer
Shlomo Friedman          58        Director

The business address of our officers and directors is c/o PowerRaise, Inc., 1687 West Broadway, Vancouver, British Columbia, V6J 1X2.

Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

Ms. Ruth Navon has been our President, Chief Executive Officer, Secretary and Treasurer and a Director since we were incorporated on March 11, 2005. In 1999, Ms. Navon founded Itamar Multimedia, and since then she has been its principal owner and manager. Itamar Multimedia is engaged in the sale of educational software to kindergarten and elementary school age children. At Itamar Multimedia, Ms. Navon was responsible for establishing the business, defining software requirements and marketing goals, and hiring marketing people, photographers, office employees, and subcontractors. Ms. Navon received a B.A of Business Administrations from New England College.

Mr. Shlomo Friedman has been a Director since we were incorporated on March 11, 2005. Since 1995, Mr. Friedman has been the Chief Executive Officer of Lugano Capital, a company engaged in the business of mergers and acquisitions, financing of young companies, and the listing of those companies on the public markets.

There are no family relationships among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, or is a party adverse to us.

Each of our directors serves for a term of one year or until their respective successor is elected at our annual shareholders' meeting and is qualified, subject to removal by our shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

AUDITORS; CODE OF ETHICS; FINANCIAL EXPERT

Our principal independent accountant is Moore & Associates, Chartered.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a "financial expert" on the board or an audit committee or nominating committee.

POTENTIAL CONFLICTS OF INTEREST

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

                             EXECUTIVE COMPENSATION

(a) SUMMARY COMPENSATION. The following table presents certain specific information regarding the compensation of our Chief Executive Officer during the period from March 11, 2005 (inception) until December 31, 2005. Except as set forth below, we have not paid any other executive officer in excess of $100,000 (including salaries and benefits) during period from March 11, 2005 (inception) until December 31, 2005.

                           SUMMARY COMPENSATION TABLE

                                   Annual compensation                Long-term compensation
                          -------------------------------------   ---------------------------------
                                                                    Awards                  Payouts
                                                                    ------                  -------
                                                                               Securities
Name and        Fiscal                                            Restricted   undelying
principal        Year                            Other annual       stock      options/      LTIP         All other
position       Covered    Salary($)  Bonus($)   compensation($)   award(s)($)   SARs(#)    payouts($)   compensation($)
--------       -------    ---------  --------   ---------------   -----------   -------    ----------   ---------------
  (a)            (b)         (c)       (d)           (e)             (f)         (g)          (h)             (i)
Ruth Navon *     2005        0          0             0              2,500                     0            13,900

----------
* In March 2005, Ruth Navon, our president, chief executive officer, secretary, and treasurer, and a director, was issued 2,500,000 shares in consideration for her services to the Company in the amount of $2,500.

     Between July 4, 2005 and December 29, 2005, Itamar Multimedia, whose principal owner and manager is Ms. Navon, was paid an aggregate of $13,900 in consideration for certain consulting services provided to the Company by Itamar Multimedia.

(b) GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. No stock options or stock appreciation rights were granted to any of our directors or executive officers during the period from March 11, 2005 (inception) until December 31, 2005.

(c) OPTION/ SAR EXERCISES. None of our directors or executive officers exercised any stock options or stock appreciation rights during the during the period from March 11, 2005 (inception) until December 31, 2005, and none of them holds unexercised stock options held as of such date.

(d) LONG TERM INCENTIVE PLAN AWARDS. The Company has no long-term incentive plans.

(e)  COMPENSATION OF DIRECTORS.

     In March 2005, Ruth Navon, our president, chief executive officer, secretary, and treasurer, and a director, was issued 2,500,000 shares in consideration for her services to the Company. Between July 4, 2005 and December 29, 2005, Itamar Multimedia, whose principal owner and manager is Ms. Navon, was paid an aggregate of $13,900 in consideration for certain consulting services provided to the Company by Itamar Multimedia. Between February 2, 2006 and February 23, 2006, Itamar Multimedia was paid an aggregate of $3,000 in consideration for certain consulting services provided to us.

     In March 2005, Shlomo Friedman, a director, was issued 2,500,000 shares in consideration for his services to the Company. Between May 18, 2005 and June 14, 2005, Lugano Capital Ltd., whose principal owner and manager is Shlomo Friedman, was paid $22,500 in the aggregate in consideration for certain consulting services provided to us.

(f) EMPLOYMENT CONTRACTS. There are no employment agreements between our Company and any of our directors or executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 11, 2006, concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding Common Stock, (b) each of our directors and executive officers and
(c) all current directors and executive officers as a group. Unless otherwise indicated, the address of each person listed is c/o PowerRaise, Inc., 1687 West Broadway, Vancouver, British Columbia, V6J 1X2.

Based on 5,581,000 shares of our Common Stock outstanding as of September 11, 2006.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

                                    Number of Shares              Percent of
                                    of Common Stock              Common Stock
Name of Beneficial Owner           Beneficially Owned         Beneficially Owned
------------------------           ------------------         ------------------
Ruth Navon                              2,500,000                     44.8%

Shlomo Friedman                         2,500,000                     44.8%

All  directors  and executive
officers  as  a  group  (two
persons)                                5,000,000                     89.6%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2005, Ruth Navon, our president, chief executive officer, secretary, and treasurer, and a director, was issued 2,500,000 shares in consideration for her services to the Company. Between July 4, 2005 and December 29, 2005, Itamar Multimedia, whose principal owner and manager is Ms. Navon, was paid an aggregate of $13,900 in consideration for certain consulting services provided to the Company by Itamar Multimedia. Between February 2, 2006 and February 23, 2006, Itamar Multimedia was paid an aggregate of $3,000 in consideration for certain consulting services provided to us.

In March 2005, Shlomo Friedman, a director, was issued 2,500,000 shares in consideration for his services to the Company. Between May 18, 2005 and June 14, 2005, Lugano Capital Ltd., whose principal owner and manager is Shlomo Friedman, was paid $22,500 in the aggregate in consideration for certain consulting services provided to us.

Other than as described above, there are no transactions during the last two years, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

     *    Any director or executive officer of the small business issuer;
     *    Any majority security holder; and
     * Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

                              SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of September 11, 2006, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling stockholders in a private placement made between April 2005 through May 2006 to selling stockholders who are non-U.S. persons in offshore transactions pursuant to the exemption from the registration under the Securities Act provided by Regulation S of the Securities Act. All the Canadian or Israeli residents listed below knew either of Ms. Navon or Mr. Friedman. None of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 5,581,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

                                                      Number of Shares Owned
                                                    by Selling Stockholder After
   Name of Selling                                 Offering and Percent of Total
Stockholder and Position,        Common              Issued and Outstanding (1)
 Office or Material           Shares owned         -----------------------------
  Relationship with          by the Selling         # of                  % of
    PowerRaise                 Stockholder         Shares                 Class
    ----------                 -----------         ------                 -----
Abdul Janmohamed                 10,000              0                      0
Aladin Versi                     10,000              0                      0
Alan Sacks                       20,000              0                      0
Almunir Remivlla                 10,000              0                      0
Minaz Kassam                     10,000              0                      0
Ammi Tepper                         800              0                      0
Avi Friedman                      2,000              0                      0
Aviad Krief                         800              0                      0
Israel Basson                     2,000              0                      0
Vicky Basson                      2,000              0                      0
Natalie Basson                    2,000              0                      0
Brian Wanden                        800              0                      0
Bridget Sacks                    20,000              0                      0
Daniel Mirkovic                     800              0                      0
Dejan Mirkovic                      800              0                      0
Dennis Hoffman                   12,000              0                      0
Menachem Druker                     800              0                      0
Hadas Druker                        800              0                      0
Gil Cohen                           800              0                      0
Gilad David                         800              0                      0
Ilana Perry                      19,900              0                      0
Itamar David                        800              0                      0
Jacob Perry                      19,900              0                      0

Joyce Hoffman                    12,000              0                      0
Lannie Kamski                     4,000              0                      0
Liora Bruck                       2,000              0                      0
Mariam Shivji                    20,000              0                      0
Marveen Wideen                    4,000              0                      0
Dr. Michael Rath                 80,000              0                      0
Moshe Cohen Ravid                 2,000              0                      0
Moty Krief                          800              0                      0
Nazim Remivlla                   10,000              0                      0
Ohad David                          800              0                      0
Raymond Primack                     800              0                      0
Rina Zazkis                       4,000              0                      0
Sadrudin Shivji                  20,000              0                      0
Sharon Pauley                     2,000              0                      0
Shifra Wanden                       800              0                      0
Elijahu Pines                   240,000              0                      0
Sna Lad                          20,000              0                      0
Dr. Yossi Av-Gay                 10,000              0                      0

----------
(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 5,581,000 shares of common stock issued and outstanding as of September 11, 2006.

We may require the selling stockholder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

EXPENSES OF ISSUANCE AND  DISTRIBUTION.

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling stockholders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

          Nature of Expense                   Amount
          -----------------                   ------
     Accounting fees and expenses           $    2,000  *
     SEC registration fee                   $   155.42
     Legal fees and other expenses          $   18,000  *
                                            ----------
               Total                        $20,155.42 *
                                            ==========
----------
*    Estimated Expenses.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Our common stock is not traded on any exchange or in the over-the-counter market. After the date of this prospectus, we expect to have an application filed with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling stockholders holders will be offering our common shares at a price of $0.25 per common share. Notwithstanding the foregoing, the shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PENNY STOCK REGULATIONS

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

BLUE SKY RESTRICTIONS ON RESALE

If a selling stockholder wants to sell shares of our common stock under this registration statement in the United States, the selling stockholders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a selling stockholder will be able to advise a selling stockholder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling stockholder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling stockholder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

                                 DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

                                  SHARE CAPITAL

SECURITY HOLDERS

At September 11, 2006, there were 5,581,000 common shares outstanding which were held by 43 stockholders of record.

TRANSFER AGENT

We have appointed the following transfer agent for our shares of common stock:
Holladay Stock Transfer, Inc., Holladay Stock Transfer, 2939 North 67th Place, Suite C, Scottsdale, AZ 85251, tel. (480) 481-3940, fax (480) 481-3941. The
transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares.

ADMISSION TO QUOTATION ON THE OTC BULLETIN BOARD

We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

     (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

     (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

COMMON STOCK

We are authorized to issue 100,000,000 common stock with par value of $0.001, of which 5,581,000 shares are issued and outstanding as of September 11, 2006. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Each holder of the Company's Common shares is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

PREFERRED STOCK

We are not authorized to issue any shares of preferred stock.

WARRANTS AND OPTIONS

Currently, there are no warrants, options or other convertible securities outstanding.

                                  LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

                                     EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Moore & Associates, Chartered, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

Moore & Associates, Chartered are our principal independent accountants. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PowerRaise Inc (A Development Stage Company)
Vancouver, BC Canada

We have reviewed the accompanying balance sheet of PowerRaise Inc (A Development Stage Company). as of June 30, 2006, and the related statements of income, retained earnings, and cash flows for the six months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States). All information included in these financial statements is the representation of the management of PowerRaise Inc (A Development Stage Company).

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has no established source of revenue and no operations. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.



/s/ Moore & Associates, Chartered
----------------------------------------
Moore & Associates, Chartered
Las Vegas, Nevada
August 24, 2006


             2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146
                       (702) 253-7511 FAX: (702)253-7501

                                 POWERRAISE INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                                      June 30,          December 31,
                                                                       2006                2005
                                                                     ---------           ---------
                                                                    (unaudited)
ASSETS

Current assets
  Cash and bank accounts                                             $  30,084           $  42,755
  Prepaid rental deposit                                                   486                 467
                                                                     ---------           ---------

      Total current assets                                              30,570              43,222

Net property and equipment (Note 6)                                      3,362               4,226
                                                                     ---------           ---------
Total assets                                                         $  33,932           $  47,448
                                                                     =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                                   $     131           $   2,500
                                                                     ---------           ---------

      Total current liabilities                                            131               2,500

Loan from Director (Note 5)                                              7,500               7,500
                                                                     ---------           ---------

Total liabilities                                                        7,631              10,000
                                                                     ---------           ---------
Stockholders' equity (Note 9)
  Authorized:
    100,000,000 common shares
    Par value $0.001
  Common stock
    Issued and outstanding
    5,581,000 (December 31, 2005 - 5,525,800) Common shares              5,581               5,526
  Additional paid-in capital                                           144,669             130,924
  Deficit accumulated during the development stage                    (123,949)            (99,002)
                                                                     ---------           ---------

      Total stockholders' equity                                        26,301              37,448
                                                                     ---------           ---------

Total liabilities and stockholders' equity                           $  33,932           $  47,448
                                                                     =========           =========

   The accompanying notes are an integral part of these financial statements.

                                 POWERRAISE INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                                         Cumulative
                                                                                        Amounts From
                                                                    Date of               Date of
                                                                 Incorporation         Incorporation
                                             Six Months           on March 11,          on March 11
                                               Ended                2005 to               2005 to
                                              June 30,              June 30,              June 30,
                                                2006                  2005                  2006
                                             -----------           -----------           -----------
REVENUE                                      $        --           $        --           $        --
                                             -----------           -----------           -----------
OPERATING EXPENSES
  Depreciation                                       864                    --                 2,400
  General & Administrative (Note 5)               14,483                34,613                69,972
  Marketing                                           --                    --                 2,189
  Website                                          9,600                11,928                49,388
                                             -----------           -----------           -----------

Loss before income taxes                         (24,947)              (46,541)             (123,949)

Provision for income taxes                            --                    --                    --
                                             -----------           -----------           -----------

Net loss                                     $   (24,947)          $   (46,451)          $  (123,949)
                                             ===========           ===========           ===========
Basic and diluted loss per
 Common share (1)

Weighted average number of common
 shares outstanding (Note 9)                   5,569,953             4,219,757
                                             ===========           ===========

----------
(1) Less than $0.01


   The accompanying notes are an integral part of these financial statements.

                                 POWERRAISE INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

                                                                                     Deficit
                                                                                   Accumulated
                                            Common Stock            Additional      During the          Total
                                       ---------------------         Paid in       Development      Stockholders'
                                       Shares         Amount         Capital          Stage            Equity
                                       ------         ------         -------          -----            ------
Inception, March 11, 2005                   --        $   --        $     --        $      --         $     --

Common stock issued for
services March 30,2005               5,000,000         5,000                                             5,000
Sale of common stock under
private placement @ $0.25 per
share                                  525,800           526         130,924                           131,450

Net loss for the year                       --            --              --          (99,002)         (99,002)
                                     ---------        ------        --------        ---------         --------
Balance December 31, 2005            5,525,800         5,526         130,924          (99,002)          37,448

Sale of common stock under
private placement @ $0.25 per
share                                   55,200            55          13,745                            13,800

Net loss for the period                     --            --              --          (24,947)         (24,947)
                                     ---------        ------        --------        ---------         --------

Balance June 30, 2006                5,581,000        $5,581        $144,669        $(123,949)        $ 26,301
                                     =========        ======        ========        =========         ========

   The accompanying notes are an integral part of these financial statements.

                                 POWERRAISE INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                                               Cumulative
                                                                                             Amounts From
                                                                            Date of             Date of
                                                                         Incorporation       Incorporation
                                                       Six Months         on March 11,        on March 11
                                                         Ended              2005 to             2005 to
                                                        June 30,            June 30,            June 30,
                                                          2006                2005                2006
                                                        ---------           ---------           ---------
CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss                                              $ (24,947)          $ (46,541)          $(123,949)
  Adjustments to Reconcile Net Loss to Net Cash
   Used by Operating Activities
     Depreciation expense                                     864                                   2,400
     Increase in prepaid rental deposit                       (19)               (443)               (486)
     Increase (decrease) in accounts payable               (2,369)                131
     Common stock issued for services                          --               5,000               5,000
                                                        ---------           ---------           ---------

Net cash used in operating activities                     (26,471)            (41,984)           (116,904)
                                                        ---------           ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Loan from Director                                                            7,500               7,500
  Proceeds from issuance of common stock                   13,800              60,950             145,250
                                                        ---------           ---------           ---------

Net cash provided by financing activities                  13,800              68,450             152,750
                                                        ---------           ---------           ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchase of office equipment                                 --              (5,762)             (5,762)
                                                        ---------           ---------           ---------

Net cash used by investing activities                          --              (5,762)             (5,762)
                                                        ---------           ---------           ---------

Increase (decrease) in cash during the period             (12,671)             20,704              30,084

Cash, beginning of the period                              42,755                  --                  --
                                                        ---------           ---------           ---------

Cash, end of the period                                 $  30,084           $  20,704           $  30,084
                                                        =========           =========           =========
Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                            $      --           $      --           $      --
  Cash paid for interest                                $      --           $      --           $      --
  Common stock issued for services                      $      --           $   5,000           $   5,000

   The accompanying notes are an integral part of these financial statements.

                                 POWERRAISE INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2006
                                   (UNAUDITED)


NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of the state of Nevada on March 11, 2005. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company and has not yet realized any revenues from its planned operations.

As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

BASIS OF ACCOUNTING

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 fiscal year end.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective October 6, 1998 (inception).

Basic  earnings  (loss) per share  amount is computed by dividing the net income
(loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

                                 POWERRAISE INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2006
                                   (UNAUDITED)


NOTE  2. (CONTINUED)

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company's financial instruments, consisting of accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SOFTWARE DEVELOPMENT COSTS

Software development costs representing capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation, the asset will be amortized to expense over its estimated useful life of three years using the straight-line

                                 POWERRAISE INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2006
                                   (UNAUDITED)


NOTE 2. (CONTINUED)

method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred.

NOTE 3. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common or preferred stock.

NOTE 4. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (March 11, 2005) to June 30, 2006 of $123,949. This condition raises substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management is planning to raise additional funds through debt or equity offerings. There is no guarantee that the Company will be successful in these efforts.

NOTE 5. RELATED PARTY TRANSACTIONS

A Director loaned the Company $7,500. The loan bears no interest and has no repayment terms. The Director has indicated that repayment is not expected in the next fiscal year.

During the six months ended June 30, 2006, the company paid $nil (2005- $22,500) to a Director, and $2,500 to the President and Director (2005 - $nil) as consulting fees.

See Note 9.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a  specific  business  opportunity  becomes  available,  such

                                 POWERRAISE INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2006
                                   (UNAUDITED)


NOTE 5. (CONTINUED)

persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consists of office and computer equipment with an original cost of $5,762 (2005 $5,752). Accumulated depreciation to June 30, 2006 is $2,400 (2005 $nil). The company depreciates this equipment on a straight line basis over 3 years.

NOTE 7. INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 8. NET OPERATING LOSSES

As of December 31, 2005, the Company has a net operating loss carryforward of approximately $99,002, which will expire 20 years from the date the loss was incurred. The Company has also additionally incurred an interim loss of $24,947 for the six months ended June 30, 2006.

NOTE 9. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

                                 POWERRAISE INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2006
                                   (UNAUDITED)


NOTE 9. (CONTINUED)

ISSUED AND OUTSTANDING

For transactions with other than employee's stock, issuances are in accordance with paragraph 8 of SFAS 123, where issuances shall be accounted for based on the fair value of the consideration received. Transactions with employee's stock issuance are in accordance with paragraphs (16-44) of SFAS 123, where issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is the more reliable measure.

On March 30, 2005, the Company issued 2,500,000 common shares (an aggregate of 5,000,000 shares) to each of its Directors for services rendered, valued at $
0.001 per share or $5,000.

During the year ended December 31, 2005, the Company accepted subscriptions for 525,800 common shares from 17 investors under a private placement scheduled to close on June 30, 2006. The private placement was not subject to any minimum investment and was priced at $0.25 per share. The Company accepted the subscriptions on various dates throughout the year.

During the six months ended June 30, 2006 the Company accepted further subscriptions on various dates throughout the period for 55,200 common shares from 24 investors under the private placement. The private placement closed on June 30, 2006.

As of June 30, 2006 the Company had 5,581,000 shares of common stock issued and outstanding.

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PowerRaise, Inc ( A Development Stage Company)
Vancouver, BC Canada

We have audited the accompanying balance sheet of PowerRaise, Inc (A Development Stage Company) as of December 31, 2005, and the related statements of operations, stockholders' equity and cash flows from inception March 11, 2005 through December 31, 2005 and the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerRaise, Inc (A Development Stage Company) as of December 31, 2005 and the results of its operations and its cash flows from inception March 11, 2005 through December 31, 2005 and the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company's net losses and accumulated deficit of $99,002 as of December 31, 2005 which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Moore & Associates, Chartered
---------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
August 24, 2006

               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501

                                 PowerRaise Inc.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                                  December 31,
                                                                     2005
                                                                   ---------
ASSETS

Current assets
  Cash and bank accounts                                           $  42,755
  Prepaid rental deposit                                                 467
                                                                   ---------

      Total current assets                                            43,222

Net property and equipment (Note 6)                                    4,226
                                                                   ---------
Total assets                                                       $  47,448
                                                                   =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                                 $   2,500
                                                                   ---------

       Total current liabilities                                       2,500

Loan from Director (Note 5)                                            7,500
                                                                   ---------

Total liabilities                                                     10,000
                                                                   ---------
Stockholders' equity (Note 9)
  Authorized:
    100,000,000 common shares
    Par value $0.001
  Common stock
    Issued and outstanding 5,525,800                                   5,526
  Additional paid-in capital                                         130,924
  Deficit accumulated during the development stage                   (99,002)
                                                                   ---------

      Total stockholders' equity                                      37,448
                                                                   ---------

Total liabilities and stockholders' equity                         $  47,448
                                                                   =========

SEE: NOTE 10 COMMITMENT
     NOTE 11 SUBSEQUENT EVENTS

   The accompanying notes are an integral part of these financial statements.

                                 PowerRaise Inc.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                                                                     Cumulative
                                                                    Amounts From
                                                Date of               Date of
                                             Incorporation         Incorporation
                                              on March 11,          on March 11
                                                2005 to               2005 to
                                              December 31,          December 31,
                                                 2005                  2005
                                              -----------           -----------

REVENUE                                       $        --           $        --
                                              -----------           -----------
OPERATING EXPENSES
  Depreciation                                      1,536                 1,536
  General & Administrative (Note 5)                55,489                55,489
  Marketing                                         2,189                 2,189
  Website                                          39,788                39,788
                                              -----------           -----------
Loss before income taxes                          (99,002)              (99,002)

Provision for income taxes                             --                    --
                                              -----------           -----------

Net loss                                      $   (99,002)          $   (99,002)
                                              ===========           ===========
Basic and diluted loss per
 Common share (1)

Weighted average number
 of common shares
 outstanding (Note 9)                           4,911,011
                                              ===========

----------
(1) less than $0.01

   The accompanying notes are an integral part of these financial statements.

                                 PowerRaise Inc.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                              Deficit
                                                                            Accumulated
                                        Common Stock         Additional      During the      Total
                                     -------------------       Paid in      Development   Stockholders'
                                     Shares       Amount       Capital         Stage         Equity
                                     ------       ------       -------         -----         ------
Inception, March 11, 2005                 --      $   --      $     --      $      --       $     --

Common stock issued for
services March 30,2005             5,000,000       5,000                                       5,000
Sale of common stock under
private placement @ $0.25 per
share                                525,800         526       130,924                       131,450

Net loss for the year                     --          --            --        (99,002)       (99,002)
                                   ---------      ------      --------      ---------       --------

Balance December 31, 2005          5,525,800      $5,526      $130,924      $ (99,002)      $ 37,448
                                   =========      ======      ========      =========       ========

   The accompanying notes are an integral part of these financial statements.

                                 PowerRaise Inc.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                                                                 Cumulative
                                                                                Amounts From
                                                               Date of            Date of
                                                            Incorporation      Incorporation
                                                             on March 11,       on March 11
                                                               2005 to            2005 to
                                                             December 31,       December 31,
                                                                2005               2005
                                                             ---------           ---------
CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss                                                   $ (99,002)          $ (99,002)
  Adjustments To Reconcile Net Loss To Net Cash
   Used By Operating Activities
    Depreciation expense                                         1,536               1,536
    Increase in prepaid rental deposit                            (467)               (467)
    Increase in accounts payable                                 2,500               2,500
    Common stock issued for services                             5,000               5,000
                                                             ---------           ---------

Net cash used in operating activities                          (90,433)            (90,433)
                                                             ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Loan from Director                                             7,500               7,500
  Proceeds from issuance of common stock                       131,450             131,450
                                                             ---------           ---------

Net cash provided by financing activities                      138,950             138,950
                                                             ---------           ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchase of office equipment                                  (5,762)             (5,762)
                                                             ---------           ---------

Net cash used by investing activities                           (5,762)             (5,762)
                                                             ---------           ---------

Increase in cash during the period                              42,755              42,755

Cash, beginning of the period                                       --                  --
                                                             ---------           ---------

Cash, end of the period                                      $  42,755           $  42,755
                                                             =========           =========
Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                                 $      --           $      --
  Cash paid for interest                                     $      --           $      --
  Common stock issued for services                           $   5,000           $   5,000

   The accompanying notes are an integral part of these financial statements.

                                 PowerRaise Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005


NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of the state of Nevada on March 11, 2005. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company and has not yet realized any revenues from its planned operations.

As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

NOTE  2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

BASIS OF ACCOUNTING

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 fiscal year end.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective October 6, 1998 (inception).

Basic  earnings  (loss) per share  amount is computed by dividing the net income
(loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

                                 PowerRaise Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005


NOTE 2. (continued)

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company's financial instruments, consisting of accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SOFTWARE DEVELOPMENT COSTS

Software development costs representing capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation, the asset will be amortized to expense over its estimated useful life of three years using the straight-line

                                 PowerRaise Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005


NOTE 2. (continued)

method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred.

NOTE 3. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common or preferred stock.

NOTE 4. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (March 11, 2005) to December 31, 2005 of $99,002. This condition raises substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management is planning to raise additional funds through debt or equity offerings. There is no guarantee that the Company will be successful in these efforts.

NOTE 5. RELATED PARTY TRANSACTIONs

A Director loaned the Company $7,500. The loan bears no interest and has no repayment terms. The Director has indicated that repayment is not expected in the next fiscal year.

During the year, the company paid $22,500 to a Director as consulting fees.

See Note 9.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a  specific  business  opportunity  becomes  available,  such

                                 PowerRaise Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005


NOTE  5. (continued)

persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consists of office and computer equipment with an original cost of $5,762. Accumulated depreciation to December 31, 2005 is $1,536. The company depreciates this equipment on a straight line basis over 3 years.

NOTE 7. INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 8. NET OPERATING LOSSES

As of December 31, 2005, the Company has a net operating loss carryforward of approximately $99,002, which will expire 20 years from the date the loss was incurred.

NOTE 9. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

ISSUED AND OUTSTANDING

For transactions with other than employee's stock, issuances are in accordance with paragraph 8 of SFAS 123, where issuances shall be accounted for based on the fair value of the consideration received. Transactions with employee's stock

                                 PowerRaise Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2005


NOTE 9. (continued)

issuance are in accordance with paragraphs (16-44) of SFAS 123, where issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is the more reliable measure.

On March 30, 2005, the Company issued 2,500,000 common shares (an aggregate of 5,000,000 shares) to each of its Directors for services rendered, valued at $
0.001 per share or $5,000.

During the year ended December 31, 2005, the Company accepted subscriptions for 525,800 common shares from 17 investors under a private placement scheduled to close on June 30, 2006. The private placement was not subject to any minimum investment and was priced at $0.25 per share. The Company accepted the subscriptions on various dates throughout the year.

As of December 31, 2005 the Company had 5,525,800 shares of common stock issued and outstanding.

NOTE 10. COMMITMENT

The Company leases its office space for approximately $476 per month under a one year lease. The lease expires on April 30, 2006.

NOTE 11. SUBSEQUENT EVENTS

The Company accepted further subscriptions for 55,200 common shares from 24 investors under the private placement described in Note 9 prior to closing on June 30, 2006. There are currently 5,581,000 common shares outstanding.

The premises lease described in Note 10 expired on April 30, 2006. The Company is continuing to rent the space on a month to month basis.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Our directors cause us to purchase and maintain insurance for the benefit of a person who is or was serving as our director, officer, employee or agent, or as a director, officer, employee or agent or our subsidiaries, and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee                            $   155.42
Legal fees and miscellaneous expenses (1)              $18,000.00
Accounting fees and expenses (1)                       $ 2,000.00
                                                       ----------
Total (1)                                              $20,155.42
                                                       ==========

----------
(1) Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

From April 2005 through May 2006 we issued 581,000 shares of common stock to 41 investors in a private placement. The aggregate consideration paid for such shares was $145,250.00. All the shares of common stock were offered and sold to investors who were non-US persons (as defined under SEC Regulations) pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S. Further, the Company conducted the private placement without any general solicitation or advertisement and a restriction on resale. The Company provided all investors in the private placement with a subscription agreement.

Ruth Navon, our president, chief executive officer, secretary, and treasurer, and a director, was issued 2,500,000 shares in March 2005 in consideration for her services to the company. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

Shlomo Friedman, a director, was issued 2,500,000 shares in March 2005 in consideration for his services to the company. The shares were issued under
Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit                              Description
-------                              -----------
3.1     Articles of Incorporation of Registrant
3.2     By-Laws of Registrant
4.1     Specimen Common Stock certificate
5.1 Opinion of David Lubin & Associates, PLLC regarding the legality of the securities being registered
10.1 Affiliate Membership Agreement, dated May, 2006, between the Company and LinkShare Corporation
10.2    Form of Subscription Agreement
23.1    Consent of Moore & Associates, Chartered
23.2    Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)**
24.1 Power of Attorney (Contained on the signature page of this Registration Statement)

UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

     (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada, on September 11, 2006.

                                          PowerRaise, Inc.


                                          By: /s/ Ruth Navon
                                             -----------------------------------
                                             Ruth Navon
                                             President, Chief Executive Officer,
                                             Treasurer, Secretary, and Director
                                             (principal executive, financial and
                                             accounting officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ruth Navon, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                       Title                              Date
       ---------                                       -----                              ----

/s/  Ruth Navon
-----------------------------------      President, Chief Executive Officer,        September 11, 2006
Ruth Navon                               Treasurer, Secretary and Director
                                         (principal executive, financial and
                                         accounting officer)


/s/ Shlomo Friedman
-----------------------------------      Director                                   September 11, 2006
Shlomo Friedman